EXHIBIT 23.2

CONSENT OF PETROLEUM ENGINEERS

We consent to the references to our firm in the form and context in which they appear in the Registration Statement on Form S-8 of PEDEVCO Corp. (the “Company”) to be filed on or around September 11, 2024 (the “Form S-8”), and to all references to our firm and dated January 9, 2024, entitled “PEDEVCO Corp. Interests – Various Oil and Gas Properties in Colorado, New Mexico and Wyoming – Total Proved Reserves as of December 31, 2023” (the “Report”). We also consent to the incorporation by reference in the Form S-8 of the Report and all references to our firm and the information from our Report.

Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693
By:
	Name:	W. Todd Brooker
	Title:	President

Cawley, Gillespie & Associates, Inc.

6500 River Place Blvd, Suite 3-200

Austin, Texas 78730

September 11, 2024